Since 1857

MCCLATCHY CLOSES SALE OF 25.6% STAKE

IN CARS.COM TO GANNETT

SACRAMENTO, Calif., Oct. 1, 2014 – The McClatchy Company (NYSE-MNI) said today that it and the remaining partners in Classified Ventures, LLC (CV) completed the sale of their entire stakes in CV to Gannett Co., Inc. (Gannett) for a price that values CV at $2.5 billion. The definitive agreement to sell the ownership stakes was originally announced on Aug. 5, 2014.

CV was a joint venture among McClatchy, Gannett, Tribune Media Company, Graham Holdings Company and A. H. Belo Corporation. McClatchy owned 25.6% of CV, the primary asset of which is the online car shopping website Cars.com.

Gross proceeds to the selling partners were $1.8 billion. Proceeds to McClatchy, net of transaction costs, were $631.8 million. According to the sale agreement, $25.6 million of the net proceeds received by McClatchy are to be held in escrow until Oct. 1, 2015. Prior to the transaction closing CV distributed approximately $6.0 million to McClatchy related to cash accumulated from earnings of CV.

After-tax proceeds are anticipated to be approximately $406 million. McClatchy expects to record a gain on the sale of its interest in CV in the fourth quarter of 2014 and anticipates paying transaction-related taxes in the first quarter of 2015.

Effective today, McClatchy, Tribune Publishing Company, The Washington Post and A. H. Belo entered into new, five-year affiliate agreements with Cars.com that allow each company to continue to sell Cars.com products and services exclusively in their local markets. The affiliate agreements increase the wholesale rate at which the affiliates purchase Cars.com products.

McClatchy noted that under its bond indenture for its 2022 senior secured notes it is required to offer the after-tax proceeds from this transaction – to the extent that they are not reinvested within 365 days of the closing of the transaction – in an offering to repurchase those bonds at par.

Moelis & Company acted as the financial advisor and Skadden, Arps, Slate, Meagher & Flom acted as legal advisor to the selling partners on the transaction.

About McClatchy

The McClatchy Company is a leading news and information provider, offering a wide array of print and digital products in each of the markets it serves. McClatchy’s operations include 30 daily newspapers, community newspapers, websites, mobile news and advertising, niche publications, direct marketing and direct mail services. The company’s largest newspapers include the (Fort Worth) Star-Telegram, The Sacramento Bee, The Kansas City Star, the Miami Herald, The Charlotte Observer and The (Raleigh) News & Observer. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information

Statements in this press release regarding management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including:  McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; transactions may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; litigation or any potential litigation; geo-political uncertainties including the risk of war; increased consolidation among major retailers in our markets or other events depressing the level of advertising; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company’s publicly filed documents, including the company’s Annual Report on Form 10-K for the year ended Dec. 30, 2012, as amended by the Form 10-K/A, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

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Contact:	Ryan Kimball
Assistant Treasurer & Director of Investor Relations
(916) 321-1849
rkimball@mcclatchy.com